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                                                                    EXHIBIT 99.1

                          HASTINGS ENTERTAINMENT, INC.
                  2002 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS


         1. PURPOSE. The purpose of this Stock Option Plan for Outside Directors (the "Plan") is to enable Hastings Entertainment, Inc. ("Hastings") to attract and retain persons of outstanding competence to serve on its Board of Directors and strengthen the link between the Directors and Hastings stockholders by paying Outside Directors a portion of their compensation in options to purchase Hastings' common stock (collectively, the "Options").

         2. DEFINITIONS.

         (a) The terms "Outside Directors" or "Participant" mean a member of the Board of Directors of Hastings who is not an employee (within the meaning of the Employee Retirement Income Security Act of 1974) of Hastings or any of its subsidiaries. A Director of Hastings who is also an employee of Hastings or any of its subsidiaries shall become eligible to participate in the Plan and shall be entitled to receive Options hereunder upon the termination of such employment.

         (b) The term "Disability" means a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

         (c) The term "Retirement" shall mean normal retirement as an Outside Director under the policy adopted by Hastings.

         (d) The term "Committee" shall mean the Administrative Committee established pursuant to Section 9 hereof.

         (e) The term "Fair Market Value" (i) if Hastings' common stock is publicly traded on a national market on the date in question, shall be the average of the high and low sale price for Hastings' common stock on the date in question (or the most recent date prior thereto that sales take place), or (ii) if Hastings' common stock is not publicly traded on a national market on the date in question, the price as determined in the most recent valuation prepared for the Company's Associates' Stock Ownership Plan.

         3. ELIGIBILITY. All Outside Directors of Hastings shall be eligible to receive Options hereunder.

         4. SHARES SUBJECT TO THE PLAN. Subject to adjustment in accordance with
Section 7 hereof, the total number of common stock which may be granted as Options under the Plan is 100,000 ("Shares"). The Shares shall be either authorized and unissued shares or treasury shares. Any Shares subject to the unexercised portion of any Option granted under the Plan which expires or terminates without being exercised shall again be available for grant under the Plan.



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         5. STOCK OPTION AWARDS.

         (a) Annual Grants. Subject to the maximum number of Shares available under the Plan, each Outside Director shall automatically receive on June 19, 2002, an Option to purchase 2530 Shares ("Initial Option"). Subject to the maximum number of Shares available under the Plan, Outside Directors who are elected or appointed to the Board of Directors after such date shall automatically receive an Initial Option to purchase 2530 Shares on the date of such Outside Director's initial election or appointment to the Board of Directors. Commencing with the first anniversary of the grant of the Initial Option on June 19, 2002 and on each anniversary thereafter, each such Outside Director, so long as he or she remains an Outside Director, shall automatically receive an additional Option to purchase 2530 Shares.

         (b) Option Terms. Each Option and the issuance of Shares thereunder shall be subject to the following terms:

                  (i) Each Option shall be evidenced by an option agreement ("Agreement") duly executed on behalf of Hastings. Each Agreement shall comply with and be subject to the terms and conditions of the Plan. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee, subject to the restrictions on the Committee's powers set forth in
         Section 9 of this Plan.

                  (ii) The Option exercise price shall be the Fair Market Value of the Shares subject to the Option on the date of grant thereof.

         (c) Exercisability; Vesting. Subject to Section 7 hereof, each Option shall become exercisable with respect to 20% of the Shares subject thereto on each of the first, second, third, fourth and fifth anniversaries of the date of grant of such Option, provided that if the Participant optionee ("Optionee") ceases to be an Outside Director for any reason, any unvested portion of any Option shall immediately become vested. (The exercise date of each Option is referred to as the "Exercise Date").

         (d) Time and Manner of Exercise of Option.

                  (i) From and after its Exercise Date, an Option may be exercised in whole or in part at any time and from time to time; provided, however, that only whole Shares will be issued pursuant to the exercise of any Option.

                  (ii) Any Option may be exercised by giving written notice, signed by the person exercising the Option, stating the number of Shares with respect to which the Option is being exercised with payment to be made in cash. The notice of exercise shall be irrevocable. The Committee may permit other methods of payment, including through broker-assisted same day transactions.

         (e) Terms of Options. Each Option shall expire ten (10) years from the date of grant, but shall be subject to earlier expiration under the following circumstances:



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                  (i) In the event that an Optionee ceases to be an Outside
         Director for any reason other than the Optionee's death or resignation from the Board due to a Disability, Retirement, a Merger or Consolidation event (as provided in Section 8(a)), or a "Change in Control" (as hereinafter defined), the Options granted to such Optionee shall automatically expire at midnight 270 calendar days following the date such Optionee ceases to be an Outside Director.

                  (ii) In the event of an Optionee's death, Disability or Retirement, a Merger or Consolidation event (as provided in Section 8(a)) or a "Change in Control" (as hereinafter defined), all Options granted to such Optionee shall be exercisable on the date of such event and shall expire three (3) years thereafter. After the date of the Optionee's death, the Options held by such Optionee may be exercised by the Optionee's legal representatives or the Optionee's estate, by any person or persons whom the Optionee shall have designated in writing on forms prescribed by and filed with Hastings or, if no such designation has been made, by the person or persons to whom the Optionee's rights have passed by will or the laws of descent and distribution.

         (f) Transferability. During an Optionee's lifetime, an Option may be exercised only by the Optionee or the Optionee's legal representative. Options granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or the laws of descent and distribution or a "qualified domestic relations order" as defined in the Internal Revenue Code of 1986 ("Code") or the Employee Retirement Income Security Act ("ERISA") except that, to the extent permitted by applicable law and Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), the Committee may permit an Optionee to designate in writing during the Optionee's lifetime a beneficiary to receive and exercise Options in the event of the Optionee's death, as provided herein. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan, or the sale or levy or any attachment or similar process upon rights and privileges conferred hereby, shall be null and void.

         (g) Optionee's or Successor's Rights as Stockholder. Neither an Optionee nor an Optionee's successors in interest shall have any rights as a stockholder of Hastings with respect to any Shares subject to an Option granted to such person until such person becomes a holder of record of such Shares.

         6. EFFECT ON DIRECTORSHIP. Neither the Plan nor the granting of any Options hereunder nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that a Participant has a right to continue as a Director for any period of time.

         7. RECAPITALIZATIONS. If as a result of stock dividend, stock split, stock combination, recapitalization (or other change in corporate or capital structure of Hastings), or as the result of a merger, consolidation, or other reorganization, the common stock of Hastings is increased, reduced, or otherwise changed, the aggregate number of Shares for which Options may be granted under this Plan, the number of Shares covered by each grant and each outstanding



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Option and exercise price per Share shall be appropriately adjusted, and if by virtue thereof a Participant shall be entitled to new or additional or different Options, such options to which the Participant shall be entitled shall be subject to the same terms, conditions, and restrictions herein contained relating to the original date and terms and conditions governing Options.

         8. ACCELERATION OF VESTING OF STOCK OPTIONS.

         (a) Merger or Consolidation. Subject to the provisions of Section 5(e) hereof, in the event of a dissolution or a liquidation of Hastings or a merger or consolidation of Hastings in which Hastings is not the surviving corporation, any unexercised Options granted prior to the date of such dissolution, liquidation, merger or consolidation shall automatically become vested and exercisable immediately prior to such date.

         (b) Change in Control. Subject to the provisions of Section 5(e) hereof, in the event of a Change in Control, as hereinafter defined, any unexercised Options granted prior to the date of such event shall automatically become vested and exercisable immediately prior to such date.

         A "Change in Control" shall be deemed to have occurred if (a) absent prior approval by the Board of Directors, thirty percent (30%) or more of Hastings' outstanding securities entitled to vote in elections of Directors shall be beneficially owned, directly or indirectly, by any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act); or (b) individuals currently constituting the Board of Directors (or the successors of such individuals nominated by the Board of Directors on which such individuals or such successors constituted a majority) cease to constitute a majority of the Board of Directors.

         9. ADMINISTRATIVE COMMITTEE. The Committee shall have full power and authority to construe and administer the Plan; provided that the Committee shall have no power to change (i) the number of shares authorized under the Plan, (ii) the eligibility provisions of Section 3 of this Plan, (iii) the dates of grants or the amounts of grants under Section 5(a) of this Plan; (iv) the Option exercise price under Section 5(b)(ii) of this Plan, (v) the exercisability and vesting of Options under Section 5(c) of this Plan or (vi) the terms of Options under Section 5(e) of this Plan. Any action taken under the provisions of the Plan by the Committee arising out of or in connection with the administration, construction, or effect of the Plan or any rules adopted thereunder shall, in each case, lie within the discretion of the Committee and shall be conclusive and binding upon Hastings and upon all Participants, and all persons claiming under or through any of them. The Committee shall have as members the Chief Executive Officer of Hastings and two other officers of Hastings designated by the Chief Executive Officer. In the absence of such designation, the other members of the Committee shall be the Chief Financial Officer and the most senior Vice President (other than the Chief Financial Officer) of Hastings.

         10. APPROVAL; EFFECTIVE DATE. The Plan is subject to the approval of a majority of the holders of Hastings' common stock present and entitled to vote at a meeting of shareholders. Subject to the receipt of such approval, the Plan shall be effective June 19, 2002.

         11. AMENDMENT. The Plan may be amended or repealed by the Board of Directors of Hastings, except that any amendment which would materially increase the benefits accruing to Participants, increase the number of Shares which may be issued under the Plan, or materially



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modify the requirements as to eligibility for participation in the Plan shall require the approval of a majority of the holders of Hastings' common stock present and entitled to vote at a meeting of shareholders, and provided further, that any such action shall not adversely affect any Participant's rights under the Plan with respect to Options outstanding prior to such action. In no event shall the provisions of the Plan be amended more than once every six months, other than to comport with changes in the Code, ERISA, or the rules thereunder.

         12. EXPENSES OF THE PLAN. All costs and expenses of the adoption and administration of the Plan shall be borne by Hastings and none of such expenses shall be charged to any Participant.

         13. COMPLIANCE WITH RULE 16b-3. It is the intention of Hastings that the Plan comply in all respects with Rule 16b-3 under Section 16(b) of the Exchange Act. Accordingly, if any Plan provision is later found to not be in compliance with Rule 16b-3, that provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.



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